Exhibit 99.1

For Immediate Release

Investar Holding Corporation Announces 2021 Second Quarter Results

BATON ROUGE, LA (July 22, 2021) – Investar Holding Corporation (“Investar”) (NASDAQ:ISTR), the holding company for Investar Bank, National Association (the “Bank”), today announced financial results for the quarter ended June 30, 2021. Investar reported record net income of $5.7 million, or $0.53 per diluted common share, for the second quarter of 2021, compared to $5.4 million, or $0.51 per diluted common share, for the quarter ended March 31, 2021, and $4.3 million, or $0.39 per diluted common share, for the quarter ended June 30, 2020.

On a non-GAAP basis, core earnings per diluted common share for the second quarter of 2021 were $0.53 compared to $0.49 for the first quarter of 2021 and $0.32 for the second quarter of 2020. Core earnings exclude certain non-operating items including, but not limited to, gain on sale of investment securities, change in the fair value of equity securities, and acquisition expense (refer to the Reconciliation of Non-GAAP Financial Measures tables for a reconciliation of GAAP to non-GAAP metrics).

Investar Holding Corporation President and Chief Executive Officer John D’Angelo said:

“I am pleased to announce another successful quarter for Investar with record net income of $5.7 million. We are excited to have completed the acquisition of Cheaha Bank and operational conversion in the second quarter. In line with our stated strategy, we continued to reduce our cost of funds by 13 basis points through an improved deposit mix. We expanded our owner-occupied commercial real estate portfolio as we remain focused on relationship banking and growing our commercial portfolio. As the economy recovers from the pandemic, we remain confident in the overall credit quality of our loan portfolio and continue to experience minimal loss from charge-offs. Loan yield improved in the second quarter, however, we did experience compression of our net interest margin due to excess liquidity of approximately $230 million. This excess liquidity will continue to put pressure on our net interest margin as we work to deploy it through loan growth and investment opportunities. Investar continues to invest in improved banking technology as we continue to see a shift in customer behavior with the use of technology. We continue to evaluate our branch network and look for opportunities that will further improve our operating efficiency.”

Second Quarter Highlights

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Investar recorded record net income of $5.7 million for the quarter ended June 30, 2021, compared to net income of $5.4 million for the quarter ended March 31, 2021 and $4.3 million for the quarter ended June 30, 2020.

•

On April 1, 2021, Investar closed its previously announced acquisition of Cheaha Financial Group, Inc. (“Cheaha”), headquartered in Oxford, Alabama, and its wholly-owned subsidiary, Cheaha Bank. As of March 31, 2021, Cheaha had approximately $238 million in assets, $120 million in net loans, and $206 million in total deposits. In the aggregate, Cheaha’s shareholders received approximately $41.1 million in cash consideration. On June 18, 2021, Investar completed the operational conversion of Cheaha.

•

Total loans increased $101.9 million, or 5.5%, to $1.95 billion at June 30, 2021, compared to $1.85 billion at March 31, 2021, and increased $133.8 million, or 7.4%, compared to $1.81 billion at June 30, 2020. Excluding loans acquired from Cheaha on April 1, 2021 with a total balance of $120.0 million at June 30, 2021 and PPP loans with a total balance of $73.0 million ($1.7 million acquired from Cheaha), $106.6 million, and $109.5 million at June 30, 2021, March 31, 2021 and June 30, 2020, respectively, total loans increased $17.2 million, or 1.0% (4.0% annualized), compared to March 31, 2021 and increased $52.1 million, or 3.1%, compared to June 30, 2020.

•	The yield on the loan portfolio increased to 4.78% at June 30, 2021 compared to 4.72% at March 31, 2021.

•

Cost of deposits decreased 12 basis points to 0.51% for the quarter ended June 30, 2021 compared to 0.63% for the quarter ended March 31, 2021 and decreased 69 basis points compared to 1.20% for the quarter ended June 30, 2020. Our overall cost of funds decreased 13 and 66 basis points to 0.70% compared to 0.83% and 1.36% for the quarters ended March 31, 2021 and June 30, 2020, respectively.

•

Total deposits increased $250.3 million, or 12.5%, to $2.26 billion at June 30, 2021, compared to $2.01 billion at March 31, 2021, and increased $370.6 million, or 19.6%, compared to $1.89 billion at June 30, 2020. Investar recorded total deposits with a fair value of $207.0 million from its acquisition of Cheaha on April 1, 2021, and the remaining increase is due to organic growth.

•

Noninterest-bearing deposits increased $66.6 million, or 12.9%, to $582.1 million at June 30, 2021, compared to $515.5 million at March 31, 2021 and increased $113.0 million, or 24.1%, compared to $469.1 million at June 30, 2020. Investar acquired approximately $45.4 million in noninterest-bearing deposits from Cheaha, and the remaining increase is due to organic growth. Excluding noninterest-bearing deposits acquired from Cheaha, noninterest-bearing deposits increased $21.3 million, or 4.1%, compared to March 31, 2021 and increased $67.7 million, or 14.4%, compared to June 30, 2020.

•	Deposit mix improved during the second quarter of 2021. Noninterest-bearing deposits as a percentage of total deposits increased to 25.8% at June 30, 2021 compared to 25.6% at March 31, 2021 and 24.8% at June 30, 2020. Time deposits as a percentage of total deposits decreased to 23.4% at June 30, 2021, compared to 24.6% at March 31, 2021 and 35.5% at June 30, 2020.

Loans

Total loans were $1.95 billion at June 30, 2021, an increase of $101.9 million, or 5.5%, compared to March 31, 2021, and an increase of $133.8 million, or 7.4%, compared to June 30, 2020. Excluding the loans acquired from Cheaha on April 1, 2021, or $120.0 million at June 30, 2021, total loans decreased $18.2 million, or 1.0%, compared to March 31, 2021, and increased $13.8 million, or 0.8%, compared to June 30, 2020.

The following table sets forth the composition of the total loan portfolio as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Loans
	6/30/2021	3/31/2021	6/30/2020	$	%	$	%	6/30/2021	6/30/2020
Mortgage loans on real estate
Construction and development	$213,070	$190,816	$199,419	$22,254	11.7%	$13,651	6.8%	10.9%	11.0%
1-4 Family	375,690	341,266	326,102	34,424	10.1	49,588	15.2	19.3	18.0
Multifamily	60,309	60,844	60,617	(535)	(0.9)	(308)	(0.5)	3.1	3.3
Farmland	22,263	24,145	28,845	(1,882)	(7.8)	(6,582)	(22.8)	1.1	1.6
Commercial real estate
Owner-occupied	438,590	399,393	371,783	39,197	9.8	66,807	18.0	22.5	20.5
Nonowner-occupied	445,125	430,487	411,776	14,638	3.4	33,349	8.1	22.9	22.7
Commercial and industrial	370,203	380,534	390,085	(10,331)	(2.7)	(19,882)	(5.1)	19.0	21.5
Consumer	22,570	18,485	25,344	4,085	22.1	(2,774)	(10.9)	1.2	1.4
Total loans	$1,947,820	$1,845,970	$1,813,971	$101,850	5.5%	$133,849	7.4%	100%	100%

In response to the COVID-19 pandemic, in the first quarter of 2020, the Bank instituted a 90-day loan deferral program for customers impacted by the pandemic. As of June 30, 2021, the balance of loans participating in the 90-day deferral program was approximately $0.3 million, or 0.01% of the total loan portfolio, compared to $11.2 million, or 0.6% of the total loan portfolio, at March 31, 2021. As 90-day loan deferrals have expired, most customers have returned to their regular payment schedules.

In the second quarter of 2020, the Bank began participating as a lender in the Paycheck Protection Program (“PPP”) as established by the CARES Act. The PPP loans are generally 100% guaranteed by the SBA (“Small Business Administration”), have an interest rate of 1%, and are eligible to be forgiven based on certain criteria, with the SBA remitting any applicable forgiveness amount to the lender. At June 30, 2021, the balance of the Bank’s PPP loans was $73.0 million, compared to $106.6 million at March 31, 2021 and $109.5 million at June 30, 2020. Eighty-seven percent of the total number of PPP loans we have originated have principal balances of $150,000 or less. At June 30, 2021, approximately 57% of the total balance of PPP loans originated have been forgiven by the SBA or paid off by the customer. Excluding loans acquired from Cheaha on April 1, 2021 with a total balance of $120.0 million at June 30, 2021 and PPP loans with a total balance of $73.0 million ($1.7 million acquired from Cheaha), $106.6 million, and $109.5 million at June 30, 2021, March 31, 2021 and June 30, 2020, respectively, total loans increased $17.2 million, or 1.0% (4.0% annualized), compared to March 31, 2021 and increased $52.1 million, or 3.1%, compared to June 30, 2020.

We experienced the greatest loan growth in the owner-occupied commercial real estate portfolio for the quarter ended June 30, 2021 compared to March 31, 2021 as we remain focused on relationship banking and growing our commercial loan portfolios. We acquired approximately $7.7 million in owner-occupied commercial real estate loans from Cheaha, and the remaining $31.5 million increase is due to organic loan growth.

At June 30, 2021, Investar’s total business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $808.8 million, an increase of $28.9 million, or 3.7%, compared to the business lending portfolio of $779.9 million at March 31, 2021, and an increase of $46.9 million, or 6.2%, compared to the business lending portfolio of $761.9 million at June 30, 2020. The increase in the business lending portfolio compared to March 31, 2021 is primarily due to the acquisition of Cheaha, which added approximately $22.3 million in loans. The remaining growth of $6.6 million is due to the growth in the owner-occupied commercial real estate portfolio, as the commercial and industrial loan portfolio decreased during the period driven by payoffs of PPP loans. The increase in the business lending portfolio at June 30, 2021 compared to June 30, 2020 is primarily due to the growth in the owner-occupied commercial real estate portfolio.

Consumer loans totaled $22.6 million at June 30, 2021, an increase of $4.1 million, or 22.1%, compared to $18.5 million at March 31, 2021, and a decrease of $2.8 million, or 10.9%, compared to $25.3 million at June 30, 2020. The increase in consumer loans compared to March 31, 2021 is primarily attributable to the acquisition of Cheaha, which added approximately $6.1 million in consumer loans at June 30, 2021. The decrease in consumer loans compared to June 30, 2020 is mainly attributable to the scheduled paydowns of the indirect auto lending portfolio and is consistent with our business strategy.

Our loan portfolio includes loans to businesses in certain industries that may be more significantly affected by the pandemic than others. These loans, including loans related to oil and gas, food services, hospitality, and entertainment, represent approximately 6.4% of our total portfolio, or 5.9% excluding PPP loans, at June 30, 2021, compared to 6.8% of our total portfolio, or 5.7% excluding PPP loans, at March 31, 2021 and 6.8% of our total portfolio, or 5.8% excluding PPP loans, at June 30, 2020 as shown in the table below.

Industry	Percentage of Loan Portfolio June 30, 2021	Percentage of Loan Portfolio June 30, 2021 (excluding PPP loans)	Percentage of Loan Portfolio March 31, 2021	Percentage of Loan Portfolio March 31, 2021 (excluding PPP loans)	Percentage of Loan Portfolio June 30, 2020	Percentage of Loan Portfolio June 30, 2020 (excluding PPP loans)
Oil and gas	2.7%	2.5%	3.2%	2.4%	3.5%	2.7%
Food services	2.9	2.6	2.8	2.5	2.4	2.2
Hospitality	0.4	0.4	0.4	0.4	0.4	0.4
Entertainment	0.4	0.4	0.4	0.4	0.5	0.5
Total	6.4%	5.9%	6.8%	5.7%	6.8%	5.8%

Credit Quality

Nonperforming loans were $20.9 million, or 1.07% of total loans, at June 30, 2021, an increase of $6.0 million compared to $14.9 million, or 0.81% of total loans, at March 31, 2021, and an increase of $7.8 million compared to $13.1 million, or 0.72% of total loans, at June 30, 2020. The increase in nonperforming loans compared to March 31, 2021 is mainly attributable to two loan relationships totaling $5.7 million at June 30, 2021. Of the $5.7 million, $2.9 million is secured by real estate. Included in nonperforming loans are acquired loans with a balance of $6.2 million at June 30, 2021, or 30% of nonperforming loans.

The allowance for loan losses was $20.4 million, or 97.8% and 1.05% of nonperforming and total loans, respectively, at June 30, 2021, compared to $20.4 million, or 137.3% and 1.11%, respectively, at March 31, 2021, and $16.7 million, or 127.6% and 0.92%, respectively, at June 30, 2020.

The provision for loan losses was $0.1 million for the quarter ended June 30, 2021 compared to $0.4 million and $2.5 million for the quarters ended March 31, 2021 and June 30, 2020, respectively. Additional provision for loan losses was recorded in 2020 primarily as a result of the deterioration of market conditions which have been adversely affected by the COVID-19 pandemic. The Bank continues to assess the impact the pandemic may have on its loan portfolio to determine the need for additional reserves.

Deposits

Total deposits at June 30, 2021 were $2.26 billion, an increase of $250.3 million, or 12.5%, compared to $2.01 billion at March 31, 2021, and an increase of $370.6 million, or 19.6%, compared to $1.89 billion at June 30, 2020. Investar acquired approximately $207.0 million in deposits from Cheaha at the time of acquisition on April 1, 2021.

The COVID-19 pandemic has created a significant amount of excess liquidity in the market, and, as a result, we have experienced large increases in both noninterest and interest-bearing demand deposits, and in money market deposit accounts and savings accounts compared to June 30, 2020. The Bank utilized $100.1 million in brokered deposits in the second quarter of 2021 and $80.0 million in the first quarter of 2021, which are used to satisfy the required borrowings under its interest rate swap agreements, due to more favorable pricing. Our deposit mix has improved and reflects our consistent focus on relationship banking and growing our commercial relationships, as well as the effects of the pandemic on consumer and business spending.

The following table sets forth the composition of deposits as of the dates indicated (dollars in thousands).

								Percentage of
				Linked Quarter Change		Year/Year Change		Total Deposits
	6/30/2021	3/31/2021	6/30/2020	$	%	$	%	6/30/2021	6/30/2020
Noninterest-bearing demand deposits	$582,109	$515,487	$469,095	$66,622	12.9%	$113,014	24.1%	25.8%	24.8%
Interest-bearing demand deposits	630,829	564,128	437,821	66,701	11.8	193,008	44.1	27.9	23.2
Brokered deposits	100,117	80,015	—	20,102	25.1	100,117	—	4.4	—
Money market deposit accounts	243,058	200,744	183,371	42,314	21.1	59,687	32.5	10.8	9.7
Savings accounts	174,385	154,131	129,157	20,254	13.1	45,228	35.0	7.7	6.8
Time deposits	529,668	495,375	670,144	34,293	6.9	(140,476)	(21.0)	23.4	35.5
Total deposits	$2,260,166	$2,009,880	$1,889,588	$250,286	12.5%	$370,578	19.6%	100.0%	100.0%

Noninterest-bearing and interest-bearing demand deposits experienced the largest increases compared to March 31, 2021 and June 30, 2020. These increases were primarily driven by government stimulus payments, reduced spending by consumer and business customers related to the COVID-19 pandemic, and increases in PPP borrowers’ deposit accounts. We believe these factors may be temporary depending on the future economic effects of the COVID-19 pandemic.

Management made a strategic decision to either reprice or run-off higher yielding time deposits and other interest-bearing deposit products during 2020 and the first and second quarters of 2021, which contributed to our decreasing cost of deposits compared to the quarters ended March 31, 2021 and June 30, 2020. The increase in time deposits at June 30, 2021 compared to March 31, 2021 is primarily due to the acquisition of Cheaha.

Net Interest Income

Net interest income for the second quarter of 2021 totaled $21.2 million, an increase of $1.5 million, or 7.8%, compared to the first quarter of 2021, and an increase of $2.8 million, or 15.4%, compared to the second quarter of 2020. Included in net interest income for the quarters ended June 30, 2021, March 31, 2021 and June 30, 2020 is $0.5 million, $0.1 million, and $0.4 million of interest income accretion from the acquisition of loans. Also included in net interest income for the quarters ended June 30, 2021 and March 31, 2021 are interest recoveries of $25,000 and $17,000, respectively, on acquired loans.

Investar’s net interest margin was 3.48% for the quarter ended June 30, 2021, compared to 3.64% for the quarter ended March 31, 2021 and 3.46% for the quarter ended June 30, 2020. The decrease in net interest margin for the quarter ended June 30, 2021 compared to the quarter ended March 31, 2021 was driven by excess liquidity. The average balance of interest-bearing balances with banks for the quarter ended June 30, 2021, as shown on our net interest margin table, increased $157.2 million compared to the quarter ended March 31, 2021, and resulted in a 23 basis point decrease in the net interest margin. This decrease in net interest margin was partially offset by a six basis point increase in the yield on the loan portfolio and a 13 basis point decrease in the cost of funds for the quarter ended June 30, 2021 compared to the quarter ended March 31, 2021. The increase in net interest margin for the quarter ended June 30, 2021 compared to the quarter ended June 30, 2020 was driven by a 66 basis point decrease in the cost of funds partially offset by a 49 basis point decrease in the yield on interest-earning assets.

The yield on interest-earning assets was 4.00% for the quarter ended June 30, 2021, compared to 4.26% for the quarter ended March 31, 2021 and 4.49% for the quarter ended June 30, 2020. The decrease in the yield on interest-earning assets compared to the quarter ended June 30, 2020 was driven by lower loan yields and a large decrease in the yield earned on investment securities. In response to the pandemic, during March 2020, the Federal Reserve reduced the federal funds rate 150 basis points to 0 to 0.25 percent, which has affected the yields that we earn on our interest-earning assets. In addition, the PPP loans originated have a contractual interest rate of 1% and origination fees based on the loan amount, which impacts the yield on our loan portfolio.

Exclusive of PPP loans, which had an average balance of $96.0 million and related interest and fee income of $1.2 million for the quarter ended June 30, 2021, compared to an average balance of $97.3 million and related interest and fee income of $1.4 million for the quarter ended March 31, 2021 and an average balance of $78.9 million and related interest and fee income of $0.8 million for the quarter ended June 30, 2020, adjusted net interest margin was 3.41% for the quarter ended June 30, 2021, compared to an adjusted net interest margin of 3.54% for the quarter ended March 31, 2021 and 3.44% for the quarter ended June 30, 2020. Included in PPP interest and fee income for the quarters ended June 30, 2021 and March 31, 2021 is $0.6 million and $0.7 million, respectively, of accelerated fee income recognized due to the forgiveness or pay-off of PPP loans. Refer to the Reconciliation of Non-GAAP Financial Measures table for a reconciliation of GAAP to non-GAAP metrics.

Exclusive of the interest income accretion from the acquisition of loans, interest recoveries, and accelerated fee income recognized due to the forgiveness or pay-off of PPP loans, all discussed above, adjusted net interest margin decreased to 3.29% for the quarter ended June 30, 2021, compared to 3.49% for the quarter ended March 31, 2021, and 3.39% for the quarter ended June 30, 2020. The adjusted yield on interest-earning assets was 3.82% for the quarter ended June 30, 2021 compared to 4.10% and 4.43% for the quarters ended March 31, 2021 and June 30, 2020, respectively. Refer to the Reconciliation of Non-GAAP Financial Measures table for a reconciliation of GAAP to non-GAAP metrics.

The cost of deposits decreased 12 basis points to 0.51% for the quarter ended June 30, 2021 compared to 0.63% for the quarter ended March 31, 2021 and decreased 69 basis points compared to 1.20% for the quarter ended June 30, 2020. The decrease in the cost of deposits compared to the quarters ended March 31, 2021 and June 30, 2020 reflects the decrease in rates paid for all categories of interest-bearing deposits.

The overall costs of funds for the quarter ended June 30, 2021 decreased 13 basis points to 0.70% compared to 0.83% for the quarter ended March 31, 2021 and decreased 66 basis points compared to 1.36% for the quarter ended June 30, 2020. The decrease in the cost of funds for the quarter ended June 30, 2021 compared to the quarters ended March 31, 2021 and June 30, 2020 resulted from both lower cost of deposits and lower average balances of short-term borrowings, the costs of which are driven by the Federal Reserve’s federal funds rates.

Noninterest Income

Noninterest income for the second quarter of 2021 totaled $4.1 million, an increase of $1.7 million, or 72.6%, compared to the first quarter of 2021 and an increase of $0.2 million, or 3.8%, compared to the second quarter of 2020. The increase in noninterest income compared to the quarter ended March 31, 2021 was mainly driven by a $1.1 million increase in the gain on sale of investment securities. The increase in noninterest income compared to the quarter ended June 30, 2020 is mainly attributable to a $0.5 million increase in the gain on sale of investment securities and $0.2 million increases in service charges on deposit accounts and interchange fees, partially offset by a $0.7 million decrease in other operating income, compared to the quarter ended June 30, 2020. The decrease in other operating income compared to the quarter ended June 30, 2020 was driven by a $0.6 million decrease in derivative fee income.

Noninterest Expense

Noninterest expense for the second quarter of 2021 totaled $18.0 million, an increase of $3.2 million, or 21.3%, compared to the first quarter of 2021, and an increase of $3.5 million, or 24.0%, compared to the second quarter of 2020. The increase in noninterest expense for the quarter ended June 30, 2021 compared to the quarter ended March 31, 2021 was driven by a $1.3 million increase in acquisition expense and a $1.2 million increase in salaries and benefits, both of which are primarily related to the acquisition of Cheaha. In addition, the Bank is self-insured for employee health insurance and experienced two unfavorable health claims resulting in an increase of $0.3 million in employee benefits compared to the quarter ended March 31, 2021.

The increase in noninterest expense for the second quarter of 2021 compared to the second quarter of 2020 is primarily attributable to the $1.4 million and $1.3 million increases in acquisition expense and salaries and employee benefits, respectively. The increase in salaries and employee benefits is driven by an increase in employees following the acquisition of Cheaha, increase in health insurance claims, and deferred compensation costs.

Taxes

Investar recorded income tax expense of $1.5 million for the quarter ended June 30, 2021, which equates to an effective tax rate of 20.7%, a decrease from the effective tax rate of 21.1% at March 31, 2021 and increase from the effective tax rate of 19.2% for the quarter ended June 30, 2020.

Basic and Diluted Earnings Per Common Share

Investar reported basic and diluted earnings per common share of $0.54 and $0.53, respectively, for the quarter ended June 30, 2021, an increase of $0.03 and $0.02, respectively, compared to basic and diluted earnings per common share of $0.51 for the quarter ended March 31, 2021, and an increase of $0.15 and $0.14, respectively, compared to basic and diluted earnings per common share of $0.39 for the quarter ended June 30, 2020.

About Investar Holding Corporation

Investar, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association. The Bank currently operates 34 branch locations serving Louisiana, Texas, and Alabama. At June 30, 2021, the Bank had 357 full-time equivalent employees and total assets of $2.7 billion.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures and ratios include “tangible common equity,” “tangible assets,” “tangible equity to tangible assets,” “tangible book value per common share,” “core noninterest income,” “core earnings before noninterest expense,” “core noninterest expense,” “core earnings before income tax expense,” “core income tax expense,” “core earnings,” “core efficiency ratio,” “core return on average assets,” “core return on average equity,” “core basic earnings per share,” and “core diluted earnings per share.” We also present certain average loan, yield, net interest income and net interest margin data adjusted to show the effects of excluding PPP loans, interest income accretion from the acquisition of loans, and interest recoveries. Management believes these non-GAAP financial measures provide information useful to investors in understanding Investar’s financial results, and Investar believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting Investar’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and Investar strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Investar’s current views with respect to, among other things, future events and financial performance. Investar generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words. In addition, any of the following matters related to the pandemic may impact our financial results in future periods, and such impacts may be material depending on the length and severity of the pandemic and government and societal responses to it:

•	borrowers may default on loans and economic conditions could deteriorate requiring further increases to the allowance for loan losses;

•	demand for our loans and other banking services, and related income and fees, may be reduced;

•	the value of collateral securing our loans may deteriorate; and

•	lower market interest rates will have an adverse impact on our variable rate loans and reduce our income.

Any forward-looking statements contained in this press release are based on the historical performance of Investar and its subsidiaries or on Investar’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by Investar that the future plans, estimates or expectations by Investar will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to Investar’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if Investar’s underlying assumptions prove to be incorrect, Investar’s actual results may vary materially from those indicated in these statements. Investar does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:

•	the ongoing impacts of the COVID-19 pandemic on economic conditions in general and on the Bank’s markets in particular, and on the Bank’s operations and financial results;

•	ongoing disruptions in the oil and gas industry due to fluctuations in the price of oil;

•	business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate;

•	increased cyber and payment fraud risk, as cybercriminals attempt to profit from the disruption, given increased online and remote activity;

•	our ability to achieve organic loan and deposit growth, and the composition of that growth;

•

our ability to identify and enter into agreements to combine with attractive acquisition candidates, finance acquisitions, complete acquisitions after definitive agreements are entered into, and successfully integrate acquired operations;

•	changes (or the lack of changes) in interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing;

•

possible cessation or market replacement of LIBOR and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, hedging products, debt obligations, investments and loans;

•	the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;

•	our dependence on our management team, and our ability to attract and retain qualified personnel;

•	changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers;

•	inaccuracy of the assumptions and estimates we make in establishing reserves for probable loan losses and other estimates;

•	the concentration of our business within our geographic areas of operation in Louisiana, Texas and Alabama; and

•	concentration of credit exposure.

These factors should not be construed as exhaustive. Additional information on these and other risk factors can be found in Item 1A. “Risk Factors” and in the “Special Note Regarding Forward-Looking Statements” in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Investar’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission (the “SEC”).

For further information contact:

Investar Holding Corporation

Chris Hufft

Chief Financial Officer

(225) 227-2215

Chris.Hufft@investarbank.com

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	6/30/2021	3/31/2021	6/30/2020	Linked Quarter	Year/Year
EARNINGS DATA
Total interest income	$24,347	$22,969	$23,802	6.0%	2.3%
Total interest expense	3,182	3,335	5,463	(4.6)	(41.8)
Net interest income	21,165	19,634	18,339	7.8	15.4
Provision for loan losses	114	400	2,500	(71.5)	(95.4)
Total noninterest income	4,082	2,365	3,931	72.6	3.8
Total noninterest expense	17,960	14,809	14,480	21.3	24.0
Income before income taxes	7,173	6,790	5,290	5.6	35.6
Income tax expense	1,485	1,430	1,016	3.8	46.2
Net income	$5,688	$5,360	$4,274	6.1	33.1

AVERAGE BALANCE SHEET DATA
Total assets	$2,650,050	$2,354,504	$2,296,082	12.6%	15.4%
Total interest-earning assets	2,441,368	2,185,853	2,130,236	11.7	14.6
Total loans	1,940,513	1,857,272	1,789,863	4.5	8.4
Total interest-bearing deposits	1,677,471	1,484,515	1,403,168	13.0	19.5
Total interest-bearing liabilities	1,817,746	1,623,286	1,615,422	12.0	12.5
Total deposits	2,236,902	1,951,046	1,827,512	14.7	22.4
Total stockholders’ equity	251,793	247,236	236,651	1.8	6.4

PER SHARE DATA
Earnings:
Basic earnings per common share	$0.54	$0.51	$0.39	5.9%	38.5%
Diluted earnings per common share	0.53	0.51	0.39	3.9	35.9
Core Earnings(1):
Core basic earnings per common share(1)	0.53	0.49	0.32	8.2	65.6
Core diluted earnings per common share(1)	0.53	0.49	0.32	8.2	65.6
Book value per common share	24.08	23.79	21.84	1.2	10.3
Tangible book value per common share(1)	19.85	20.72	18.82	(4.2)	5.5
Common shares outstanding	10,413,390	10,436,493	10,839,977	(0.2)	(3.9)
Weighted average common shares outstanding - basic	10,414,875	10,509,468	10,882,084	(0.9)	(4.3)
Weighted average common shares outstanding - diluted	10,541,907	10,567,173	10,882,084	(0.2)	(3.1)

PERFORMANCE RATIOS
Return on average assets	0.86%	0.92%	0.75%	(6.5)%	14.7%
Core return on average assets(1)	0.84	0.89	0.62	(5.6)	35.5
Return on average equity	9.06	8.79	7.26	3.1	24.8
Core return on average equity(1)	8.85	8.50	6.00	4.1	47.5
Net interest margin	3.48	3.64	3.46	(4.4)	0.6
Net interest income to average assets	3.20	3.38	3.21	(5.3)	(0.3)
Noninterest expense to average assets	2.72	2.55	2.54	6.7	7.1
Efficiency ratio(2)	71.14	67.32	65.02	5.7	9.4
Core efficiency ratio(1)	69.62	67.35	67.03	3.4	3.9
Dividend payout ratio	14.81	13.73	15.38	7.9	(3.7)
Net charge-offs to average loans	—	0.02	—	(100.0)	—

(1) Non-GAAP financial measure. See reconciliation.
(2) Efficiency ratio represents noninterest expenses divided by the sum of net interest income (before provision for loan losses) and noninterest income.

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	6/30/2021	3/31/2021	6/30/2020	Linked Quarter	Year/Year
ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.84%	0.68%	0.56%	23.5%	50.0%
Nonperforming loans to total loans	1.07	0.81	0.72	32.1	48.6
Allowance for loan losses to total loans	1.05	1.11	0.92	(5.4)	14.1
Allowance for loan losses to nonperforming loans	97.83	137.33	127.62	(28.8)	(23.3)

CAPITAL RATIOS
Investar Holding Corporation:
Total equity to total assets	9.38%	10.31%	10.03%	(9.1)%	(6.5)%
Tangible equity to tangible assets(1)	7.86	9.10	8.77	(13.6)	(10.4)
Tier 1 leverage ratio	8.19	9.37	9.31	(12.6)	(12.0)
Common equity tier 1 capital ratio(2)	9.96	11.08	11.02	(10.1)	(9.6)
Tier 1 capital ratio(2)	10.43	11.42	11.37	(8.7)	(8.3)
Total capital ratio(2)	13.55	14.77	14.61	(8.3)	(7.3)
Investar Bank:
Tier 1 leverage ratio	9.49	10.56	10.09	(10.1)	(5.9)
Common equity tier 1 capital ratio(2)	12.10	12.86	12.33	(5.9)	(1.9)
Tier 1 capital ratio(2)	12.10	12.86	12.33	(5.9)	(1.9)
Total capital ratio(2)	13.11	13.95	13.25	(6.0)	(1.1)

(1) Non-GAAP financial measure. See reconciliation.
(2) Estimated for June 30, 2021.

INVESTAR HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	June 30, 2021	March 31, 2021	June 30, 2020
ASSETS
Cash and due from banks	$36,775	$29,970	$31,725
Interest-bearing balances due from other banks	229,498	69,400	99,239
Federal funds sold	500	97	—
Cash and cash equivalents	266,773	99,467	130,964

Available for sale securities at fair value (amortized cost of $267,706, $299,310, and $242,175, respectively)	269,360	301,433	246,886
Held to maturity securities at amortized cost (estimated fair value of $12,007, $12,341, and $14,265, respectively)	11,812	11,966	14,053
Loans, net of allowance for loan losses of $20,445, $20,423, and $16,657, respectively	1,927,375	1,825,547	1,797,314
Other equity securities	16,725	16,763	19,398
Bank premises and equipment, net of accumulated depreciation of $17,566, $16,803, and $14,022, respectively	62,588	56,631	56,767
Other real estate owned, net	1,490	1,518	69
Accrued interest receivable	12,205	12,868	13,701
Deferred tax asset	508	—	1,515
Goodwill and other intangible assets, net	43,973	32,001	32,715
Bank-owned life insurance	50,462	39,131	38,437
Other assets	9,636	10,631	7,544
Total assets	$2,672,907	$2,407,956	$2,359,363

LIABILITIES
Deposits
Noninterest-bearing	$582,109	$515,487	$469,095
Interest-bearing	1,678,057	1,494,393	1,420,493
Total deposits	2,260,166	2,009,880	1,889,588
Advances from Federal Home Loan Bank	82,500	82,500	158,500
Repurchase agreements	6,713	4,274	4,908
Subordinated debt	42,943	42,920	42,854
Junior subordinated debt	8,320	5,962	5,923
Accrued taxes and other liabilities	21,550	14,169	20,884
Total liabilities	2,422,192	2,159,705	2,122,657

STOCKHOLDERS’ EQUITY
Preferred stock, no par value per share; 5,000,000 shares authorized	—	—	—
Common stock, $1.00 par value per share; 40,000,000 shares authorized; 10,413,390, 10,436,493, and 10,839,977 shares issued and outstanding, respectively	10,413	10,436	10,840
Surplus	155,847	155,822	161,729
Retained earnings	80,867	75,998	63,767
Accumulated other comprehensive income	3,588	5,995	370
Total stockholders’ equity	250,715	248,251	236,706
Total liabilities and stockholders’ equity	$2,672,907	$2,407,956	$2,359,363

INVESTAR HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended
	June 30, 2021	March 31, 2021	June 30, 2020
INTEREST INCOME
Interest and fees on loans	$23,135	$21,627	$22,118
Interest on investment securities	1,009	1,179	1,455
Other interest income	203	163	229
Total interest income	24,347	22,969	23,802

INTEREST EXPENSE
Interest on deposits	2,114	2,302	4,190
Interest on borrowings	1,068	1,033	1,273
Total interest expense	3,182	3,335	5,463
Net interest income	21,165	19,634	18,339

Provision for loan losses	114	400	2,500
Net interest income after provision for loan losses	21,051	19,234	15,839

NONINTEREST INCOME
Service charges on deposit accounts	607	491	405
Gain on sale of investment securities, net	1,721	600	1,178
Loss on sale of fixed assets, net	—	(2)	—
Loss on sale of other real estate owned, net	(5)	—	—
Gain on sale of loans	46	—	—
Servicing fees and fee income on serviced loans	65	64	96
Interchange fees	501	388	347
Income from bank owned life insurance	311	223	233
Change in the fair value of equity securities	91	65	248
Other operating income	745	536	1,424
Total noninterest income	4,082	2,365	3,931
Income before noninterest expense	25,133	21,599	19,770

NONINTEREST EXPENSE
Depreciation and amortization	1,278	1,206	1,149
Salaries and employee benefits	9,916	8,695	8,572
Occupancy	676	637	536
Data processing	973	746	786
Marketing	71	41	78
Professional fees	378	358	429
Acquisition expenses	1,641	361	255
Other operating expenses	3,027	2,765	2,675
Total noninterest expense	17,960	14,809	14,480
Income before income tax expense	7,173	6,790	5,290
Income tax expense	1,485	1,430	1,016
Net income	$5,688	$5,360	$4,274

EARNINGS PER SHARE
Basic earnings per common share	$0.54	$0.51	$0.39
Diluted earnings per common share	$0.53	$0.51	$0.39
Cash dividends declared per common share	$0.08	$0.07	$0.06

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	June 30, 2021			March 31, 2021			June 30, 2020
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$1,940,513	$23,135	4.78%	$1,857,272	$21,627	4.72%	$1,789,863	$22,118	4.97%
Securities:
Taxable	283,318	860	1.22	270,040	1,039	1.56	244,703	1,253	2.06
Tax-exempt	22,061	149	2.71	20,228	140	2.81	29,150	202	2.79
Interest-bearing balances with banks	195,476	203	0.42	38,313	163	1.72	66,520	229	1.38
Total interest-earning assets	2,441,368	24,347	4.00	2,185,853	22,969	4.26	2,130,236	23,802	4.49
Cash and due from banks	40,639			30,335			25,900
Intangible assets	44,727			32,112			32,561
Other assets	143,774			126,750			121,706
Allowance for loan losses	(20,458)			(20,546)			(14,321)
Total assets	$2,650,050			$2,354,504			$2,296,082

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$854,504	$701	0.33%	$736,502	$685	0.38%	$597,022	$827	0.56%
Brokered deposits	97,245	240	0.99	83,832	209	1.01	—	—	—
Savings deposits	173,553	71	0.16	146,078	66	0.19	125,680	94	0.30
Time deposits	552,169	1,102	0.80	518,103	1,342	1.05	680,466	3,269	1.93
Total interest-bearing deposits	1,677,471	2,114	0.51	1,484,515	2,302	0.63	1,403,168	4,190	1.20
Short-term borrowings	10,030	5	0.21	11,407	6	0.18	84,447	233	1.11
Long-term debt	130,245	1,063	3.27	127,364	1,027	3.27	127,807	1,040	3.27
Total interest-bearing liabilities	1,817,746	3,182	0.70	1,623,286	3,335	0.83	1,615,422	5,463	1.36
Noninterest-bearing deposits	559,431			466,531			424,344
Other liabilities	21,080			17,451			19,665
Stockholders’ equity	251,793			247,236			236,651
Total liability and stockholders’ equity	$2,650,050			$2,354,504			$2,296,082
Net interest income/net interest margin		$21,165	3.48%		$19,634	3.64%		$18,339	3.46%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
INTEREST EARNED AND YIELD ANALYSIS ADJUSTED FOR PPP LOANS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	June 30, 2021			March 31, 2021			June 30, 2020
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Interest-earning assets:
Loans	$1,940,513	$23,135	4.78%	$1,857,272	$21,627	4.72%	$1,789,863	$22,118	4.97%
Adjustments:
PPP loans	96,045	1,237	5.17%	97,288	1,405	5.86%	78,903	788	4.02%
Adjusted loans	1,844,468	21,898	4.76%	1,759,984	20,222	4.66%	1,710,960	21,330	5.01%
Securities:
Taxable	283,318	860	1.22	270,040	1,039	1.56	244,703	1,253	2.06
Tax-exempt	22,061	149	2.71	20,228	140	2.81	29,150	202	2.79
Interest-bearing balances with banks	195,476	203	0.42	38,313	163	1.72	66,520	229	1.38
Adjusted interest-earning assets	2,345,323	23,110	3.95	2,088,565	21,564	4.19	2,051,333	23,014	4.51

Total interest-bearing liabilities	1,817,746	3,182	0.70	1,623,286	3,335	0.83	1,615,422	5,463	1.36

Adjusted net interest income/adjusted net interest margin		$19,928	3.41%		$18,229	3.54%		$17,551	3.44%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
INTEREST EARNED AND YIELD ANALYSIS ADJUSTED FOR INTEREST ACCRETION, RECOVERIES AND ACCELERATED PPP INCOME
(Amounts in thousands)
(Unaudited)

	For the three months ended
	June 30, 2021			March 31, 2021			June 30, 2020
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Interest-earning assets:
Loans	$1,940,513	$23,135	4.78%	$1,857,272	$21,627	4.72%	$1,789,863	$22,118	4.97%
Adjustments:
Accelerated fee income for forgiven or paid off PPP loans		556			692			—
Interest recoveries		25			17			—
Accretion		532			135			365
Adjusted Loans	1,940,513	22,022	4.55	1,857,272	20,783	4.54	1,789,863	21,753	4.89
Securities:
Taxable	283,318	860	1.22	270,040	1,039	1.56	244,703	1,253	2.06
Tax-exempt	22,061	149	2.71	20,228	140	2.81	29,150	202	2.79
Interest-bearing balances with banks	195,476	203	0.42	38,313	163	1.72	66,520	229	1.38
Adjusted interest-earning assets	2,441,368	23,234	3.82	2,185,853	22,125	4.10	2,130,236	23,437	4.43

Total interest-bearing liabilities	1,817,746	3,182	0.70	1,623,286	3,335	0.83	1,615,422	5,463	1.36

Adjusted net interest income/adjusted net interest margin		$20,052	3.29%		$18,790	3.49%		$17,974	3.39%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

	June 30, 2021	March 31, 2021	June 30, 2020
Tangible common equity
Total stockholders’ equity	$250,715	$248,251	$236,706
Adjustments:
Goodwill	39,527	28,144	28,144
Core deposit intangible	4,346	3,757	4,471
Trademark intangible	100	100	100
Tangible common equity	$206,742	$216,250	$203,991
Tangible assets
Total assets	$2,672,907	$2,407,956	$2,359,363
Adjustments:
Goodwill	39,527	28,144	28,144
Core deposit intangible	4,346	3,757	4,471
Trademark intangible	100	100	100
Tangible assets	$2,628,934	$2,375,955	$2,326,648

Common shares outstanding	10,413,390	10,436,493	10,839,977
Tangible equity to tangible assets	7.86%	9.10%	8.77%
Book value per common share	$24.08	$23.79	$21.84
Tangible book value per common share	19.85	20.72	18.82

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

		Three months ended
		6/30/2021	3/31/2021	6/30/2020
Net interest income	(a)	$21,165	$19,634	$18,339
Provision for loan losses		114	400	2,500
Net interest income after provision for loan losses		21,051	19,234	15,839

Noninterest income	(b)	4,082	2,365	3,931
Gain on sale of investment securities, net		(1,721)	(600)	(1,178)
Loss on sale of other real estate owned, net		5	—	—
Loss on sale of fixed assets, net		—	2	—
Change in the fair value of equity securities		(91)	(65)	(248)
Core noninterest income	(d)	2,275	1,702	2,505

Core earnings before noninterest expense		23,326	20,936	18,344

Total noninterest expense	(c)	17,960	14,809	14,480
Acquisition expense		(1,641)	(361)	(255)
Severance		—	(78)	(253)
Core noninterest expense	(f)	16,319	14,370	13,972

Core earnings before income tax expense		7,007	6,566	4,372
Core income tax expense(1)		1,450	1,385	840
Core earnings		$5,557	$5,181	$3,532

Core basic earnings per common share		0.53	0.49	0.32

Diluted earnings per common share (GAAP)		$0.53	$0.51	$0.39
Gain on sale of investment securities, net		(0.12)	(0.05)	(0.09)
Loss on sale of other real estate owned, net		—	—	—
Loss on sale of fixed assets, net		—	—	—
Change in the fair value of equity securities		(0.01)	(0.01)	(0.02)
Acquisition expense		0.13	0.03	0.02
Severance		—	0.01	0.02
Core diluted earnings per common share		$0.53	$0.49	$0.32

Efficiency ratio	(c) / (a+b)	71.14%	67.32%	65.02%
Core efficiency ratio	(f) / (a+d)	69.62%	67.35%	67.03%
Core return on average assets(2)		0.84%	0.89%	0.62%
Core return on average equity(2)		8.85%	8.50%	6.00%
Total average assets		$2,650,050	$2,354,504	$2,296,082
Total average stockholders’ equity		251,793	247,236	236,651

(1) Core income tax expense is calculated using the effective tax rates of 20.7%, 21.1% and 19.2% for the quarters ended June 30, 2021, March 31, 2021 and June 30, 2020, respectively.
(2) Core earnings used in calculation. No adjustments were made to average assets or average equity.